Exhibit 21.1
Table of Subsidiaries of Registrant

	Percentage	Jurisdiction of
Name	Ownership	Incorporation
Beijing Medpharm Co. Ltd.	100%	Beijing, China

Beijing Wanwei Pharmaceutical Co., Ltd.	100%	Beijing, China

Dejee Company Ltd.	100%	Hong Kong, China

Sunstone China Limited	100%	Hong Kong, China

Sunstone (Tangshan) Pharmaceutical Co., Ltd.	100%	Tangshan, Hebei Province, China

Sunstone Shengda Zhangjiakou Pharmaceutical Co., Ltd.	50%	Hebei Province China

Shanghai Rongheng Pharmaceutical Company	63%	Shanghai, China
Alliance BMP Limited	20%	United Kingdom